Exhibit 99.2

24-Jul-2025

FTI Consulting, Inc. (FCN)

Q2 2025 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes	Ajay Sabherwal
Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.	Chief Financial Officer, FTI Consulting, Inc.

Steven Gunby
Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

OTHER PARTICIPANTS

Andrew Nicholas	James Yaro
Analyst, William Blair & Co. LLC	Analyst, Goldman Sachs & Co. LLC

Tobey Sommer
Analyst, Truist Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting Second Quarter 2025 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note today’s event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting Conference Call to discuss the company’s second quarter 2025 earnings results as reported this morning. Management will begin with formal remarks after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act including the company’s outlook and expectations for the full year 2025 based on management’s current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions and estimates and other factors that could cause actual results to differ materially from such statements.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2024, our quarterly reports on Form 10-Q and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as the date of this earnings call and will not be updated. FTI Consulting assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and the accompanying financial tables that we issued this morning.

Lastly, there are two items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation, an Excel and a PDF of our historical financial and operating data, which have been updated to include our second quarter 2025 results.

With these formalities out of the way, I’m joined today by Steve Gunby, our CEO and Chairman; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our CEO and Chairman, Steve Gunby.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Welcome, everyone, and thank you all for joining us today. As I assume some of you have seen this morning already, we reported strong second quarter results today. In that regard, I thought it might be interesting to bring our mind back. You might remember that when we talked about the outlook for this year, we talked about 2025 being a challenging year. And if you remember, we cited a fair number of potential reasons.

First, we were cycling a really strong first half of 2024. Second, and probably more important, we had slowed revenue momentum coming into 2025. Third, we were facing disruption in our Compass Lexecon business. Fourth, although at the end of last year the market was forecasting an M&A boom in 2025, a boom of that would, of course, benefited a number of our businesses, by the early part of the year, the market has suspended those expectations. Fifth, while FLC was soaring, it was facing uncertainty due to potentially changed regulatory environment. And sixth, the good thing we were continuing to find great talent to invest in, which of course is a fabulous thing for the medium and long term, but typically is a drag on the P&L in the short term.

So when we added all that up, it led us to give the weakest guidance I think we’ve ever provided during my tenure with a 1% revenue growth at the midpoint of the guidance and the possibility within the range that we forecasted of a down year in adjusted earnings per share for the first time in many, many years.

So given that backdrop, where are we halfway through the year? I find that question interesting. First, most of those negative things have come true, and actually the negative impacts of Econ and Tech have been even larger than we expected. And yet the results we’ve been delivering have been solid, as are our best estimates for the prospects for the rest of the year.

So how is that possible and what does that mean? To me, that juxtaposition, the juxtaposition of the headwinds we have faced with the results we are able to deliver to me is a powerful illustration yet again of just how strong this company actually is, just how resilient. We are a powerful enough company to actually be weathering as formidable a set of headwinds as I’ve ever seen for this company. Not weathering them perfectly, but weathering them pretty damn well.

So, let me say a few words on the various businesses, starting with the businesses had the most financial challenges this year and then moving on to some of the businesses that have had strong financial performances. I’m sure you noticed that Tech has had some financial challenges this year. Let me bring your mind back.

I think, as you know, our Tech business has been soaring prior to this year with, I think, the fastest organic growth of any of our major competitors for the past five or so years. That Tech team is focused on the toughest, most complicated job, they work particularly with the leading law firm on jobs that require processing massive amounts of data, some of them very complicated emerging forms of data and processing it fast, figuring out with the attorneys what it all means. As a consequence of that, those capabilities, Tech has become a great business with a great team, and it’s had a great run.

This year, the market has been hit because of the shortage of major deals and because a number of major deals got way through versus requiring second requests. Even our strength in second requests, which, if you don’t know, the second request refers to the additional demand for information ramp for merger clearance. Given our strength in secondary request, that change in policy has hit us probably at least as hard as anyone else. And important, we don’t expect those headwinds to go away immediately. So, in addition to a not great first half of the year, we are not forecasting a great second half of the year for this business.

Having said that, none of that challenges the underlying strength of this business. The ability to juggle intense situations, figure out how to deal with emerging data, leverage new technology. Nor does it undermine the incredible capability of our people, nor the trust that the leading law firms and the leading corporations have in our people and our capabilities. My experience, in fact, is that in slow markets over any extended period of time, they tend to favor and benefit people like us, the most capable competitors. In my experience in markets like this, weaker competitors will be forced to cut corners, either cut corners with respect to their people or their work. And that creates real opportunity for the strongest competitor. So while this year is clearly a very tough year for [indiscernible] (00:17:19) it has in no way changed my conviction about the strength of this business, the strength of the team and where this business will get to over time.

Let me switch to the other business that has economic challenges this year. Our Compass Lexecon business’ adjusted EBITDA will be hit substantially this year, but it of course remains an enormously capable organization. It remains the leading group of economists in the world and the strong leadership team at Compass Lexecon and its reputation has meant we’ve been able to attract terrific additional folks into this organization this year, academics with unbelievable backgrounds and leading professionals. So we can’t gainsay the financial hit that we will take this year. And I would not want to suggest that the rebound from that financial hit will be immediate.

But the Compass Lexecon team and I see the people who are here, the terrific people in Chicago who I spent a lot of time with last week, people on the West Coast, on the East Coast, in EMEA and Asia, together with the great folks who have joined recently, as the foundation of the next generation of success for this great institution that has been a leader for a long time. The next generation of insightful work and the next generation of success for the best economic team in the business. So we do see a major hit to the economics of this business this year. We do not see a permanent hit.

Let me turn to some of the businesses that have been major contributors to our financials this year. FLC, as you know, like in every business we have had over the years, a number of quarters where this business underperformed its potential. Just remember back to COVID or coming out of COVID. But we have always believed in the FLC’s team, the FLC team, and the powerful group of capabilities within that team, even when it wasn’t showing up in the P&L. And the team there has been creative and insightful in investing in places where we have conviction about where we can be the leaders on the most important client matters, whether it’s in risk and investigation, cybersecurity, financial services, construction solutions, or in some of the underlying capabilities like data and analytics.

The result of that commitment has shown up powerfully in the last few quarters, with us winning some of the most major jobs in the market, even in the face of the headwinds. As a consequence, this year, even with the regulatory headwinds we have had so far, a record first half of the year by far for FLC. And though one can always speculate that the regulatory headwinds could intensify and therefore slow our momentum a bit as the year goes on, I remain incredibly enthused by what I see as enormous potential for this terrific group of people going forward.

Corp Fin is, of course, our largest and most multifaceted business and therefore, the most difficult to summarize briefly. And the sub businesses have macro drivers that never cut all the way the same way for each of the sub businesses. But when you cut through it, what we have found, that is we continue to support each of the sub businesses independent of a given quarter’s current macroeconomic factors. We continue to attract and develop great people, even if we’re in a down cycle for those businesses. What it means is although those sub businesses can and are occasionally down for a period and they surely have zigzags, overall it adds up to a upward sloping line, a powerful, powerful upward sloping line.

Let me give you just a couple examples of the many actions we took in the slow period that are contributing to Corp Fin’s success this year. Our transaction businesses, like all transaction businesses, have volatility and they can have bad quarters. But the team there noticed there that we were gaining share even during those bad quarter. And they were gratified by the fact that the private equity market began to appreciate the quality of our offerings and was starting to ask us if we could help in further areas, key adjacencies, not just financial to deal with it, but adjacencies like merger integration, carveouts, tax structure, human capital, strategic due diligence, Strat Comm and more.

And so the team continued to invest in those areas during the good quarters, but also during some of the quarters when the deal market was down, and those investments of course cost us money. But that commitment at turns helped us further develop and gain share in specific areas, as well as develop deeper relationships with those core clients. As a consequence, this year, in a year when there aren’t that many transactions in the market and the ones that we are helping, we are helping in a much broader way. So in a down market, we are up.

Similarly, our team has not sat still with the market that many consider our most mature market, which is Core Restructuring. Not only have we dramatically grown our businesses overseas, but we have continued to invest and add capabilities in the US and around the world, for example, from an industry perspective. For example, few years ago we weren’t winning any major work in the airlines industry. Today, we have a tremendous share of the airlines work in the US and around the world. It is these sorts of moves in Transactions and Core Restructuring, but also a whole lot of other places that have allowed our Corp Fin business to shine not only this year, but over now many years. It of course, has had its ups and downs, but its relentless focus on making the right bets has allowed it to more than triple the revenue and more than quadruple the adjusted EBITDA of 10 years or so years ago. And in my view, the Corp Fin success book had many, many chapters left.

Finally, but not least, Strat Comm’s willingness to invest in key areas like cybersecurity response, public affairs, crisis communications, even through the slow quarters that it’s faced over the last couple of years, is why Strat Comm today is helping the company carry the company’s financial load while at the same time continuing to build its brand. I think it’s up something like 14% in revenue and like over 30% in adjusted EBITDA this year.

Stepping back, this year overall of course is not the sort of growth year that I aspire to. It is not the sort of growth year we’ve delivered many more times than not over the last while. But in the face of by far the most significant headwinds I have seen in the 11 years I’ve been here, we are nevertheless able to deliver a solid year. We are having a solid year not only while fighting off the headwinds, but while reinvesting in our terrific Compass Lexecon business, supporting our Tech businesses, as well as investing in terrific opportunities in Corp Fin, FLC, and by the way, our other Econ businesses, which by the way, are doing incredibly well this year, and investing in Strat Comm and in EMEA and in Asia and Australia and LatAm and yes, also in the supposedly mature US.

We have been able to do that because of the success of the previous generations of investments that are now allowing us to win the biggest airline jobs or cyber jobs or investigations or mergers or bankruptcy, and doing so in many more parts of the globe than ever before. So, yes, the growth we’re seeing this year is obviously not what I aspire to or what we aspire to and not, of course, what we’ve delivered in recent years.

But in some strange way, this year is turning out for me to be an incredible, positive reinforcement of my conviction in the power of this company and the future of this company. If we can have this solid a year in the face of all the headwinds we faced this year, while at the same time reinvesting in the businesses that believe – we believe in, doesn’t that speak to amazing strength of an institution, our relevance in the market, the quality of the group of professionals we have, the impact we’re having with our clients, our overall incredible resilience.

In a powerful way, probably more for me than if we had yet another year of double-digit growth, this year underscores the tremendous potential of this company going forward. I so look forward to working with each of you over the next while to deliver on that potential.

With that, let me turn the call over to Ajay to take you through the details of the quarter. Ajay.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year. Beginning with the second quarter results, we reported strong overall performance driven by our diverse business segments and the depth of our expertise.

Despite headwinds in our Technology and Economic Consulting segments, we reported nearly similar revenue and adjusted EBITDA compared to the prior year quarter – sorry, which you might recollect...

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Sorry. That was not Ajay. That was Steve spilling coffee all over the table. Ajay, take a minute. You okay? Thanks.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Thanks. We reported nearly similar revenue and adjusted EBITDA compared to the prior year quarter, which you might recollect was an all-time record quarter for revenue and adjusted EPS. Notably in Corporate Finance & Restructuring and Strategic Communications, we set new records for revenues and adjusted EBITDA this quarter. And in Forensic and Litigation Consulting or FLC, we continue to perform remarkably well despite the regulatory changes and related uncertainty.

Turning to our second quarter 2025 results in more detail, revenues of $943.7 million compared to $949.2 million in the prior year quarter. Sequentially, revenues increased $45.4 million or 5.1%, compared to $898.3 million in Q1 of 2025.

Earnings per share of $2.13 compared to $2.34 in the prior year quarter and $1.74 in Q1 of 2025. EPS increased sequentially, primarily because we had a $0.55 special charge related to employee reduction actions in Q1. Net income of $71.7 million compared to $83.9 million in the prior year quarter. The decrease in net income was primarily due to lower revenue, an increase in direct costs, which includes higher forgivable loan amortization, an FX remeasurement loss compared to a gain in the prior year quarter and a higher effective tax rate, which was partially offset by lower SG&A.

SG&A expenses of $202.2 million or 21.4% of revenues compared to SG&A of $206.2 million or 21.7% of revenues in the prior year quarter. The decrease in SG&A was primarily due to lower bad debt. Notably in Q2, SG&A was up $17.9 million compared to Q1 because, as expected, legal settlements we had in Q1 did not recur.

Adjusted EBITDA of $111.6 million or 11.8% of revenue compared to $115.9 million or 12.2% of revenues in the prior year quarter. Our second quarter effective tax rate of 22% compared to 18.2% in the prior year quarter. The prior quarter tax rate was lower because of large option exercises in Q2 of last year and the resulting discrete tax adjustment. For the full year of 2025, we now expect our effective tax rate to be between 22% and 24%. Weighted average shares outstanding or WASO for Q2 of 33.6 million shares, compared to 35.8 million shares in the prior year quarter, driven primarily by the repurchase of 3.3 million shares in the first half of the year.

Billable head count decreased by 126 professionals, or 2% compared to the prior year quarter, driven by approximately 8% declines in each of our Economic Consulting and Strategic Communications segment, partially offset by growth in Forensic and Litigation Consulting or FLC and Corporate Finance & Restructuring. Sequentially, billable head count decreased by 187 professionals or 2.9%, with declines across all segments. For us, voluntary attrition is typically higher in Q2. Additionally, some of the impacted employees from our previously discussed Q1 head count actions departed during Q2. Of note in the second half of the year, we expect to welcome approximately 320 graduates from university.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, record revenue of $379.2 million increased 9%. The increase in revenues was primarily due to increased demand for restructuring and transaction services and higher realized bill rate, which was partially offset by lower demand for transformation and strategy services. Record adjusted segment EBITDA of $81.7 million or 21.5% of segment revenue compared to $66.5 million or 19.1% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenue, which was partially offset by an increase in compensation.

In the second quarter, restructuring represented 49%. Transformation and strategy represented 26% and transactions represented 25% of segment revenue. This compares to a split of 43% for restructuring, 32% for transformation and strategy, and 25% for transactions in the prior year quarter. Year-over-year, restructuring revenues grew 25% and transactions revenues grew 10%, while transformation and strategy revenues declined 13%.

Sequentially, Corporate Finance & Restructuring revenues increased $35.6 million or 10.4%, primarily due to an 18% increase in restructuring revenues and a 12% increase in transactions revenue, which was partially offset by a 3% decline in transformation and strategy revenue. Adjusted segment EBITDA increased $25.7 million sequentially, primarily due to higher revenues and lower SG&A, which was partially offset by an increase in compensation.

Turning to FLC, revenues of $186.5 million increased 10%. The increase in revenues was primarily due to higher realized bill rate for risk and investigation, data and analytics and construction solution. Of the increase in revenues and risk and investigation, we saw particularly strong growth in our financial services and cybersecurity practices. Adjusted segment EBITDA of $31.2 million or 16.7% of segment revenues compared to $15 million or 8.8% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenue.

Sequentially, FLC revenues decreased $4.1 million or 2.1%, primarily due to lower risk and investigations revenues, which was partially offset by an increase in Construction Solutions revenues. Adjusted segment EBITDA decreased $6.3 million sequentially, primarily due to lower revenues and higher compensation.

Of note, we have seen a slowdown in Foreign Corrupt Practices Act or FCPA cases and monitorship as a result of the changing regulatory posture at the DOJ and the SEC in the United States. Despite the reduced enforcement at the federal level, we are continuing to see strong performance in our financial services vertical, driven by continuing anti-money laundering-related work and a pickup in regulatory scrutiny at the state level. Moreover, we continue to work with our clients who remain focused on internal controls and compliance regardless of changes in regulatory oversight.

Our Economic Consulting segment revenues of $191.7 million decreased 17%. Excluding FX, revenues decreased 19%. The decrease in revenues was primarily due to lower demand for M&A-related antitrust and non- M&A-related antitrust services, which was partially offset by higher realized bill rates for MA-related antitrust services and higher demand for financial economic services.

Adjusted segment EBITDA of $14.2 million or 7.4% of segment revenues compared to $44.3 million or 19.2% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues and an increase in forgivable loan amortization, which was partially offset by a decrease in compensation, which included a 7.9% decline in billable head count. As you may recollect, our segment EBITDA in Q2 of last year was outsized due in part to the reversal of deferred revenue from a large client, which benefited adjusted segment EBITDA by approximately $8.5 million in Q2 of 2024.

Sequentially, Economic Consulting revenues increased $11.8 million or 6.6%, primarily due to higher realized bill rates as well as higher demand for financial economic services, which was partially offset by lower demand for non-M&A-related antitrust services. Adjusted segment EBITDA was flat as the increase in revenues was offset by higher compensation, including higher forgivable loan amortization. We issued $162 million in forgivable loans to existing and new employees and affiliates net of repayments in Q1 of this year and $72 million in Q2 of this year, mostly in our Economic Consulting segment. Forgivable loan amortization generally ranges from 3 years to 6 years.

In Technology, revenues of $83.6 million decreased by 27.9%. Excluding FX, revenues decreased 28.9%. The decrease in revenues was due to lower demand for M&A-related second request services. Adjusted segment EBITDA of $5.3 million or 6.3% of segment revenues compared to $20.9 million or 18.1% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues, which was partially offset by a decrease in compensation, which included lower as needed consultant costs largely related to the decline in second request volume as well as lower SG&A.

Sequentially, Technology revenues decreased $13.6 million or 14% due to lower demand for M&A-related second request services. Adjusted segment EBITDA decreased by $6.3 million, primarily due to lower revenues, which was partially offset by lower compensation and SG&A. As Steve discussed, we have had numerous second request engagements paused or canceled altogether given the shifts in regulatory posture.

In Strategic Communication, record revenues of $102.7 million increased 20.8%. Excluding FX, revenues increased 18.6%, primarily due to an $8.4 million increase in pass-through revenues and higher demand for corporate reputation and financial communication services. In corporate reputation, we are supporting our clients with critical crisis communications and cybersecurity issue.

Record adjusted segment EBITDA of $18.5 million or 18% of segment revenue compared to $11.6 million or 13.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenue, which was partially offset by higher pass-through expenses and an increase in compensation. Sequentially, Strategic Communications revenues increased $15.6 million or 18%, which includes a $5.7 million increase in pass-through revenues and higher corporate reputation and public affairs revenue. Adjusted segment EBITDA increased by $5.6 million, primarily due to higher revenues, which was partially offset by higher pass-through expenses and an increase in compensation and SG&A.

Let me now discuss the cash flow and balance sheet items. Net cash provided by operating activities of $55.7 million compared to $135.2 million for the second quarter of 2024. The year-over-year in net cash provided by operating activities was primarily due to an increase in forgivable loan issuances, compensation and income tax payments, which was partially offset by an increase in cash collection.

During the quarter, we repurchased 2.192 million shares at an average price per share of $161.88 for a total cost of $354.9 million. In the first half of 2025, we repurchased 3.319 million shares at an average price per share of $162.99 for a total cost of $541 million. As of June 30, 2025, approximately $309.3 million remained available under our stock repurchase authorization.

Free cash flow of $38.3 million in the quarter, compared to $125.2 million for the prior year quarter. The decrease is primarily due to lower net cash provided by operating activities and an increase in cash used for purchases of property and equipment.

Total debt net of cash of $317.2 million on June 30, 2025, compared to negative $166.4 million on June 30, 2024 and $8.9 million at March 31, 2025. The sequential increase in total debt net of cash was primarily due to share repurchases and forgivable loan issuances.

Turning to guidance, given that we now have two quarters under our belt, we are narrowing our guidance by modestly reducing the upper end of our revenue and adjusted EPS ranges for the year. We now estimate revenues will range between $3.66 billion and $3.76 billion, which compares to the prior range of between $3.66 billion and $3.81 billion. We now estimate EPS will range between $7.24 and $7.84. And adjusted EPS will range between $7.80 and $8.40, which compares to the prior range of $7.80 and $8.60. The variance between EPS and adjusted EPS guidance is related to the first quarter of 2025 special charge.

Our guidance is based on several key assumptions, including, first, our Technology segment has been more negatively impacted by the slowdown in M&A and perhaps more so by the change in regulatory scrutiny than we expected, particularly compared to the record M&A-related revenues and large jobs we had in 2024. For the balance of the year, we expect a gradual improvement in demand for M&A-related services in Technology and we are seeing activity supporting this expectation with a number of new engagements. But we do not expect to see near the level of volume or size of cases we benefited from in 2024.

Second, in Economic Consulting, we have also been more negatively impacted by shifts in antitrust enforcement, especially in EMEA. In addition, we have been successful in attracting even more academic affiliates and senior professionals than we anticipated, which negatively impacts the P&L in the short term. Our guidance assume that an adjusted segment EBITDA in Economic Consulting will reach a low point over the next few months.

Third, we are entering the second half of the year with good momentum we had in Q2 in many practices, including restructuring in Corporate Finance, financial services and cybersecurity in FLC and in Strategic Communications. Offsetting this somewhat is continuing weakness in transformation and strategy in Corporate Finance.

Fourth, we expect Q4 adjusted EPS to be lower than each of Q2 and Q3 adjusted EPS, primarily because we expect our practitioners and clients to take vacation. There is variability in this and there have been years where Q4 adjusted EPS has exceeded Q2 and even on occasion Q3. Even including these exceptions when Q4 has exceeded Q2 or Q3 or the last seven years on average, our Q4 adjusted EPS was 13% below Q2 and 22% below Q3 adjusted EPS.

Finally, I must point that our assumptions define a midpoint and a range of guidance around such midpoint, which I characterize as our current best judgment. Often we find actual results are beyond such range because ours is largely a fixed cost business in the short-term and small variations in revenue may have an outsized impact on income.

Before I close, I want to emphasize a few key themes that I believe underscore the attractiveness of our company. First, our diverse portfolio of businesses is uniquely resilient, which can allow us to grow not only regardless of business cycle, but also when any one of our businesses is facing unique headwinds such as we have experienced in Economic Consulting and Technology this year. Second, we are under levered and have deep flexibility to deploy capital to boost shareholder value as we have done this year.

Third, we are seeing more investment opportunities now than ever before globally. As Steve said, we are determined to continue to invest in great talent. Fourth, our management team is focused on both growth and profitability as demonstrated by the cost actions we took earlier in the year along with a relentless focus on hiring strong talent when it is available while boosting utilization and rates.

With that, let’s open the call up for your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Today’s first question comes from Andrew Nicholas with William Blair. Please go ahead.

Andrew Nicholas

Analyst, William Blair & Co. LLC

Hi. Good morning. Thanks for taking my question. Maybe I’ll start with Economic Consulting and the divergence that we’re seeing relative to the Technology segment. Can you flush that out a little bit? I mean, it looks like sequentially, Economic Consulting was, is actually quite strong. I think with Tech, you mentioned some paused or canceled second request. So is that just non-M&A-driven strength or are there some one-time items in revenue in Economic Consulting in the second quarter that you don’t expect to persist in the back half of the year? Just some additional color there would be great.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

That – you answered the question in your question, it is non-M&A-related activity. [indiscernible] (00:51:04)

Andrew Nicholas

Analyst, William Blair & Co. LLC

And then – and maybe just sticking with Economic Consulting, you talked a lot about recruiting and your success bringing in new professionals. For professionals that are maybe more academically oriented historically, can you talk a little bit about when you’d have a better sense for their commercial capability? Is that something that you already have a ton of confidence in or what the timeline would be for kind of getting a sense of those new professionals in terms of replacing some of the departures?

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Yeah, it’s a good question, Andrew. This is Steve. Look, let’s be clear, right? This is something we’ve done for a long time. Like the origins of this company are academics, right? I mean, the origins of this company is as academics come up with new insights into markets, they wrote that in academic journals and then, like the courts, found it was persuasive. And so then the lawyers asked those academics to come testify because the courts found them pretty persuasive. And so this is the origins of our Compass Lexecon business. The head of our Compass Lexecon business is the former dean of the University of Chicago Law School. So this is the origins of our company. And we’ve always had academic affiliates, the major contributors to the business. Occasionally, they have been so busy that they decided to give up their academic career and come in full time for us. But basically that’s the origins of our business.

What you end up as a mixture of people who have been testifying for a while and who are actively trying to juggle their teaching loads and their research and immense amounts of testifying experience, and then you have new people who are like some people we just hired, I think Dan would say, are potential future Nobel Prize winners who haven’t testified very much. And Dennis Carlton, who’s the leading IO person in the world, remembers when he was junior, and Richard Posner put his arm around him and said, yeah, you can’t – that’s way too complicated for a jury to understand. And put his arm around him and said, your points are important, but you have to figure out how to communicate that in a different way and coached him.

So it’s a range. In the 20 or so people we’ve hired in the first half of this year, I think Dan would say we have a range from really experienced testifiers and people who have currently big books of business, a few people, not too many of those, to people who have some experience testifying who are probably going to grow their book of business, to people who are much more in the early stages.

To your question of how long, I suspect a year from now we’ll have a better sense of how this is all unfolding, but it doesn’t – not – none in the next month or two. But does that help a little bit, Andrew?

Andrew Nicholas

Analyst, William Blair & Co. LLC

No, that’s great. Really, really good color and helps me better understand it, but appreciate that. And then if I could transition, just maybe one more question on the restructuring environment. I think you did 25% growth year-over-year. I think that’s a record quarter for the bankruptcy restructuring practice. So could you just kind of talk about what’s driving that? Is there any big engagements that are making that especially strong? Or if it is maybe like some of the high-level data we’ve seen also a function of tailwinds from the macro? Thank you.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

So we’re – Andrew, we are delighted by that performance. And you read that phrase exactly right. And it comes – more than anything else, it comes from the best restructuring professionals in the world, not just in the United States, but in the UK, Germany, in Hong Kong, in Australia. I mean, we are the leading technology and restructuring practice in the world.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Latin America as well.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Latin America. So that’s the main point. I’m going to give you some details, but I don’t want you to lose that. In terms of the details, look, last time I remember, I talked about tariffs, right? So there’s been some matters from tariffs. And if you have 60% of your cost of goods sold coming from overseas and you got a 10%, 20% rise in the cost and you’re over levered to begin with, you’re in trouble. So there some of that.

The other much bigger element is LME cases. Remember that old liability management exercises? Well, a whole bunch of them have come back for a second round of bankruptcy. And that is – even though spreads are tight and you would argue that, well, why is restructuring strong? There is a huge amount of LME and even [indiscernible] (00:55:50) of LME, liquidity that was in the market and not all of those companies are going to turn around with the time that they were given with the LME exercises. So we are even seeing matters that had LME happen in the fourth quarter of 2024. So that’s the second piece.

And the third piece is we are – we have built a lot of vertical lines of expertise which is giving us a lot more of company side work. That proportion has gone up a lot and those matters start earlier and usually have longer, long – that take longer and have larger feeds. We’re absolutely delighted.

Andrew Nicholas

Analyst, William Blair & Co. LLC

That’s great. Thanks so much.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Thank you, Andrew.

Operator: And our next question today comes from Tobey Sommer with Truist. Please go ahead.

Tobey Sommer

Analyst, Truist Securities, Inc.

I was wondering if you could comment on your hiring of senior professionals year-to-date and maybe kind of the forecast, but would you expect to continue the same pace of senior consultant hiring and growth through the end of the year? Thanks.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Hey, good morning, Tobey. Thanks for asking. Look, I think our – the numbers say that we hired more senior professionals this – so far this year than we have ever hired in the first half of the year. And I always find that a little funny because I always think of some of the people we say we hired this year, I think of us hiring middle of end of last year. So some of this is when we – they show up because if they go on, we hire them in the middle end of next year, but they are on garden leave for six months. We don’t actually show them and announce them until they’re here, okay?

So I think last year I was telling you about how the phone was ringing off the hook and we’re having all those conversations. Not all those people showed up last year. They show up this year and they show up in the first half of the year. But it’s a terrific thing. And look, I would say, you never know. What we are is hiring when great people are available. And if great people – if great – if – you don’t know, like remember last year, PwC had all sorts of trouble in Australia and all of a sudden we got, I don’t know what it is, seven or nine partners and probably be 60 or 70 staff by it’s all told. That wasn’t foretold. But when you find the quality of the people that are available and you think they really fit in with the culture, you jump on those opportunities, and Australia’s having another set of opportunities now because of disruptions for competitors. So if there is further disruption in competitors, we will hire at least as fast as this is. If there’s not, it’ll slow down, but it’s really more supply side driven. Does that make sense?

Tobey Sommer

Analyst, Truist Securities, Inc.

It does. From an overall US regulatory perspective, what do you – is it a net positive or net negative? And I understand there a lot of discrete elements that is – FCPA, second requests, you mentioned sort of state stepping in, how do you think that net though? Thanks.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

We have lots of debates about that. I mean, we have clarity on subpractices, which way it cuts. How it all it cuts overall is very hard to say. I don’t have a good answer for that. I mean, clearly, regulatory headwinds are potentially affecting negatively our FLC business. And they clearly are affecting our Tech and Econ businesses, right, in a negative way. But some macro factors are – and some regulatory changes like tariffs and so forth have helped generate revenue for our Corp Fin business. If I had to guess, I would have said if more headwinds overall this year than it is tailwinds is what I would guess. But it’s hard to be deal precise on it. Yeah? Do you agree with that, Ajay?

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

I don’t know where exactly precisely for the reasons you mentioned. But our practitioners – I mean FLC is remarkable. The pundits would have guessed, we guessed in our forecast that if monitorships go away, then this business would go away. But performance is the opposite and that is us. That’s not the market.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

The market’s not giving us that.

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Right.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Our guys are – our folks are getting that, right? [indiscernible] (01:00:26)

Andrew Nicholas

Analyst, William Blair & Co. LLC

Tobey, does that at least help a little?

Tobey Sommer

Analyst, Truist Securities, Inc.

It does. Yeah, yeah, that color’s helpful. And you mentioned the low point of Economic may happen in the next few months. Is that off a revenue comment, EBITDA, EBITDA margin or is it all of the above?

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Tobey, there’s some background noise. Can you just say that again? I couldn’t understand the question.

Tobey Sommer

Analyst, Truist Securities, Inc.

Yeah, sorry. I’m on a plane. For the Econ business, you said it would bottom in the next few months. Is that the revenue, EBITDA or EBITDA margin comment?

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Yeah. Look, so the comment was on EBITDA. So that let me explain it. So there is – simply put, there’s cost and there’s revenue, right. So on the costs side, we told you how much we gave in forgivable loans in Q1, how much we gave in forgivable loans in Q2. We talked a little about the amortization. In Q2, our direct cost went up a lot because of that forgivable loan amortization, which is laid out in clarity in our 10-Q. So if the volume of such forgivable loan starts falling, which it has, Q2 is lower than Q1, I expect Q3 to be much, much lower than Q2, then such amortization will go up a little bit, but not as much as it went up from Q2 to Q1.

So I see that costs – as I said, low point. That means it’s not low point in Q2. There’s a further low point in Q3 or Q4 at some point. So there – so but that’ll be the low point. And beyond that, the costs should even out. On the revenue side, we have taken quite the hit by the people that who have left and what have you, but we see it flattening out. We already see that and some of that in Q2 and I see that further in Q3 and Q4. Net of the two is EBITDA. I expect the low point and then gradual recovery.

Tobey Sommer

Analyst, Truist Securities, Inc.

Okay. Thank you. I’ll get back in the queue.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Tobey.

Operator: Thank you. And our final question today comes from James Yaro at Goldman Sachs. Please go ahead.

James Yaro

Analyst, Goldman Sachs & Co. LLC

Good morning and thanks for taking the questions. So the continued weakness in transformation strategy, was I think – was interesting to me. Could you just dig in perhaps a little bit more on the drivers as you look at it right now and as you look ahead and then perhaps your views on what would cause this to turn around?

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Thank you, James. Good question. So first, several things to think about. First, look, we are comparing with a prior year first half that was huge. So the year-over-year comparison is what we are up against. So I just want to – just to be fair to that group, that’s what we are – success has sometimes its pitfall. So that year-over-year comparison is one of them. But you’re right, it’s sequentially weak as well. And the weakness is across the board geographically, but more so overseas, especially more so in the Middle East, where perhaps with the oil price decline, folks have gotten a little bit more focused on consulting spend. That’s not just unique to us. It’s for the entire space.

And then going further, we’re doing more matters which are the cost take out matters where there’s a success fee at the end. So our folks are actually doing great work in that area where not all of the revenue shows up because you’re going to get a success fee and that’s becoming a larger portion of our business. And then the final point I’d make there is a lot of our transformation people at the junior levels are somewhat fungible. They also help in transactions and restructuring and what have you. So it’s a great thing and we’re getting lots of opportunities to add to it.

James Yaro

Analyst, Goldman Sachs & Co. LLC

Very clear. So I think you added something like $310 million of debt this quarter and you alluded to substantial capacity to potentially add more leverage. Could you just perhaps provide some color on the way you think about that capacity? And is there a maximum level? Is there a ratio we should be thinking about for measuring that, the amount of leverage that you could theoretically take on?

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

Sure. So on a gross debt to EBITDA trailing 12 months, we are 1.2 times. On a net debt there are rounding error and that’s after buying back $0.5 billion of stock, issuing forgivable loans, paying bonuses in March and April. Remember that the end of the year when we get our big cash collections. So that’s point number one. Our competitors are anywhere between 6 times and 11 times levered, just by the way. So our relative capacity is enormous, right? That’s number one.

Number two, leverage is an outcome. It is not a target. If the share prices, like you saw we bought – I’m not going to telegraph what we’re going to do next, but opportunistically, we can buy back a lot. Leverage is an outcome. If there’s acquisitions that we can buy at the kind of filter we have, if there’s hiring that we continue do of talented people, leverage is an outcome, not a target. I’m not going to give a number.

James Yaro

Analyst, Goldman Sachs & Co. LLC

Great. That’s very helpful. Just one more on Tech, which is the Tech EBITDA margin came in a bit lower and you talked about the trends in that business. But I guess how should we think about the margin trajectory there, given the weaker operating backdrop for that segment?

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

I mean, look, strategically, this is clearly a tough year. And what happens is when it’s a slow year is everybody has capacity in the pricing in an industry that’s always tough, and pricing just gets tougher. And so, in – not all of our jobs are totally price sensitive, but we’re not going to allow our core clients to get forced to a competitor if we need to match comp. And so, I suspect and I don’t know how specific Ajay wants to get, I am not expecting great margins out of this business any time in the rest of this year.

Having said that, I just want to be clear again, if you look at the industry structure, we are the leaders in the most complicated jobs. We have, to Ajay’s prior point about some of the competitors, most of our competitors are private equity owned and have – a lot of them have 1.5 times sales of debt. To the last point, if we had 1.5 times sales of debt, we would have $5.5 billion of debt, not one-tenth of that, which is what Ajay said at the peak of the year, one-tenth of that.

I think we’re under a lot less pressure than our competitor. So I think this is a – if this situation were to continue for a while, I think there’d be a shakeout and we’d benefit from it. And if it doesn’t, but either way, the margins will come back. But I’m just not expecting it and I’m not putting pressure on that group to make them come back this year. Does that help?

James Yaro

Analyst, Goldman Sachs & Co. LLC

That’s super helpful. Last one from me. Just – I know there’s been a lot of discussion around the Econ Consulting business, but I think you’d previously talked about a $35 million-plus hit to EBITDA. Is that still the right number or is it something larger or smaller?

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

No, it’s larger. And I think I even last call, hinted that it was already larger than that. Look, there have been two things that have made that number larger. One is a good thing and one of it is not a good thing. The good thing is, when we first gave you that number, we did not have any idea about the ability to attract the talent that we’ve had. And that talent, of course, is a good thing. But as Ajay has indicated, there’s a lot of forgivable loans and as a prior question, not everybody and that with those forgivable loans can bring business immediately. And so, there’s a lag on the returns on that. All right. So that’s the good thing. But that added, of course, to the cost this year.

The other surprise that is – which is unrelated to anything we knew at the time, is just our – the market, there’s been a market phenomenon, particularly in EMEA. We have the best business by far in EMEA of any competitor. And that has not been particularly affected by competitive disruptions. But our revenue was much lower than we expected it to be. It’s just some market stuff in EMEA, and so that’s flowed through the bottom line. So those two things have had an impact.

Look, I don’t know. Ajay probably won’t let me give you a specific numbers, but I would say I think we’re down, I don’t know, between $25 million and $30 million versus last year. And I suspect if you annualize that delta, you probably wouldn’t be far off from the right number. I guess – am I allowed to say that, Ajay?

Ajay Sabherwal

Chief Financial Officer, FTI Consulting, Inc.

That would be within the range.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Okay. All right. Does that help, James?

James Yaro

Analyst, Goldman Sachs & Co. LLC

That’s incredibly helpful. And thank you for taking all my questions.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

No, look, thank you to all you for your time and support. I just want to come back to the theme. I want to be clear. We are having a solid year in the face of some unbelievable sets of headwinds, which to me is I like having wonderful years as opposed to solid years. We’re not down, a remarkably huge amount. We are having a solid year. To me, it just shows you the power of this institution and I think we will continue to surprise people on where we take it over the next few years. Thank you for your support.

Operator: Thank you. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.